Exhibit 4.21

SUPPLEMENTAL LETTER AGREEMENT

From:	The Royal Bank of Scotland plc

To:	Danaos Corporation
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
Marshall Islands MH 96960

14 April 2010

Loan Agreement dated 20 February 2007 (as amended and supplemented, the “Loan Agreement”) made between (i) Danaos Corporation (the “Borrower”), (ii) the banks and financial institutions listed in Schedule 1 thereto as lenders and (iii) The Royal Bank of Scotland plc as swap bank, issuing bank, agent and security trustee in respect of a revolving credit facility of up to US$700,000,000.

1                                         BACKGROUND

1.1                               The Borrower and The Royal Bank of Scotland plc (in its various relevant capacities, referred to below as “RBS”) wish to implement certain matters as described in paragraph 3 below.

1.2                               A default has occurred under the Loan Agreement, specifically under Clause 9.1(e)(v) (which constitutes an Event of Default under Clause 20.1(a) of the Loan Agreement) and a potential default has occurred under Clause 9.9(b)(iv) of the Loan Agreement.

1.3                               The rights of RBS in respect of the Event of Default and the potential Event of Default respectively referred to in paragraph 1.2 above are hereby expressly reserved (along with the rights of RBS in respect of any other Events of Default or potential Events of Default, whether or not known to RBS) and the entering into of this letter agreement shall not be, or be deemed to be, a waiver by RBS of any of its rights. Such rights shall only be waived, if at all, by the express agreement in writing of RBS.

2                                         DEFINTIONS

2.1                               In this letter agreement words and expressions defined in the Loan Agreement shall have the same meaning.

2.2                               In addition the following words and expressions shall have the meanings set out below:

“Cash Pledge No. 1” means a Greek law pledge dated 29 July 2008 executed by the Borrower in favour of RBS in respect of the No. 1 Pledged Account;

“Cash Pledge No. 2” means a Greek law pledge dated 2 December 2008 executed by the Borrower in favour of RBS in respect of the No. 2 Pledged Account;

“Cash Pledge No. 3” means a Greek law pledge dated 19 October 2007 executed by the Borrower in favour of RBS in respect of the No. 3 Pledged Account;

“Effective Date” means the date on which the matters set out in paragraph 3 below shall be implemented and come into effect, as evidenced by the execution by RBS of the Effective Date Certificate (but not being a date later than 9 April 2010, or such later date, if any, as RBS may agree in writing);

“Effective Date Certificate” means a certificate to be executed by RBS subject to the terms and conditions of paragraph 4 below, substantially in the form set out in Appendix A to this letter agreement;

“No. 1 Pledged Account” means an account of the Borrower maintained with RBS, Piraeus branch, having account no. 577411 and designated “RBS/Danaos Corporation US$700 million facility — Cash Deposit Account”;

“No. 2 Pledged Account” means an account of the Borrower maintained with RBS, Piraeus branch, having account no. 577411 and designated “RBS/Danaos Corporation Swaps”;

“No. 3 Pledged Account” means an account of the Borrower maintained with RBS, Piraeus branch, having account no. 577411 and designated “RBS/Danaos Corporation plc”;

“Replacement Security” means security for certain of the obligations of the Borrower to RBS, secured, as at the date of this letter agreement, by Cash Pledge No. 2 and Cash Pledge No. 3 (prior to release of that security pursuant to the terms, and subject to the conditions of, this letter agreement) to consist of:

(a)                                  a guarantee of each Owner;

(b)                                 a second priority or preferred mortgage in respect of each Mortgaged Ship (and, on delivery, each ship which then becomes a Mortgaged Ship);

(c)                                  a second priority general assignment in respect of each Mortgaged Ship (and, on delivery, each ship which then becomes a Mortgaged Ship); and

(d)                                 a second priority pre-delivery security assignment in respect of each Approved Ship, Alternative Ship or Additional Approved Ship,

all in such form as The Royal Bank of Scotland plc may approve or require;

“Shares Security” means first priority security (by way of pledge and/or charge, as applicable) to be granted by the shareholder of each Owner in respect of the whole of the issued share capital of each Owner in favour of the Security Trustee as security for the obligations of the Borrower under the Finance Documents.

2.3                               With effect from the Effective Date all references in this letter agreement to the Loan Agreement shall be to the Loan Agreement as amended and restated pursuant to this letter agreement.

2.4                               The provisions of Clause 1.2 to 1.5 (inclusive) of the Loan Agreement shall apply to this letter agreement with any consequential modifications.

3                                         IMPLEMENTATION

3.1                               The matters set out below in this paragraph 3 shall, subject to paragraph 4.2 below, be implemented and take effect on the Effective Date.

3.2                               The Borrower shall on the Effective Date, in order to reduce its debt service costs under the Loan Agreement, apply all amounts standing to the credit of No. 1 Pledged Account, No. 2 Pledged Account and No. 3 Pledged Account in prepaying Advances. In respect of such prepayment it is agreed or acknowledged (as the case may be):

(a)                                  that the requirements of clause 9.6 of the Loan Agreement are hereby waived;

(b)                                 that the requirement of clause 9.5 of the Loan Agreement for prepayment to be made on the last day of an Interest Period applicable to the Advance prepaid are hereby waived on condition that the Borrower, in accordance with clause 9.11(a) of the Loan Agreement, pays any sums payable under clause 22.1(b) of the Loan Agreement;

(c)                                  that the amount prepaid shall be applied towards prepayment of Tranche B;

(d)                                 that the Borrower is permitted so to apply in prepayment amounts standing to the credit of No. 1 Pledged Account by virtue of the terms of the Loan Agreement (clause 4.9(c)(ii)) (as in effect at the date of this letter agreement) and the terms of Cash Pledge No. 1;

(e)                                  that the Borrower is not, without the consent of RBS, permitted so to apply in prepayment amounts standing to the credit of No. 2 Pledged Account and No. 3 Pledged Account but RBS is prepared to allow such amounts so to be applied in prepayment subject to and upon the terms and conditions of this letter agreement;

(f)                                    that Cash Pledge No. 1, Cash Pledge No. 2 and Cash Pledge No. 3, respectively, secure (prior to the release of that security pursuant to the terms, and subject to the conditions of, this letter agreement), inter alia, the obligations of the Borrower under the Loan Agreement and the other Finance Documents;

(g)                                 that on the Effective Date RBS shall release its security constituted by Cash Pledge No. 1, Cash Pledge No. 2 and Cash Pledge No. 3 in order to allow the matters referred to above in this paragraph 3.2 to be implemented; and

(h)                                 that amounts prepaid pursuant to this paragraph 3.2 shall be available to be re-drawn by the Borrower subject to and upon the terms and conditions of the Loan Agreement as supplemented, amended and restated by this letter agreement.

3.3                               On or before the Effective Date the Borrower shall procure that the shareholder of each Owner shall grant the Shares Security and shall procure the satisfaction of, the applicable provisions of paragraph 4 below in respect of the Shares Security.

4                                         CONDITIONS PRECEDENT

4.1                               The occurrence of the Effective Date, as evidenced by RBS’ execution of the Effective Date Certificate, shall not occur until RBS has received the following documents and evidence in form and substance satisfactory to it:

(a)                                  corporate authorities of the Borrower and the Owners and the shareholders of the Owners respectively authorising the execution of this letter agreement and the Shares Security;

(b)                                 the execution and delivery of the Shares Security, together with all items required to be delivered pursuant to the terms of the Shares Security and any required registrations, notices or other matters required pursuant to or in connection with the Shares Security;

(c)                                  such legal opinions from lawyers appointed by RBS (in whatever applicable capacity) as it shall require in respect of this letter agreement and the matters referred to herein; and

(d)                                 evidence, by way of a certificate from the Borrower, that the representations and warranties contained in paragraph 8 below are true and correct as at the Effective Date.

4.2                               If RBS, in its discretion, executes the Effective Date Certificate notwithstanding that it has not received certain of the documents and evidence required to be delivered in accordance with paragraph 4.1 above, the Borrower shall deliver, or procure the delivery of, the outstanding items within such period as RBS shall specify, and failure to deliver the same within such specified period shall constitute an Event of Default.

4.3                               Any agreement of RBS, pursuant to paragraph 4.2 above, to defer the date for delivery of any of the documents or evidence required to be delivered in accordance with paragraph 4.1 above until after the Effective Date shall not, for the avoidance of doubt, result in the consideration provided by RBS (in whatever applicable capacity) for the deferred documents or evidence being past consideration.

5                                         RE-DRAWING

5.1                               It is confirmed and agreed (including, without limitation, with reference to clause 4.9(c)(ii) of the Loan Agreement as in effect at the date of this letter agreement) that the amounts prepaid pursuant to this letter agreement may be re-drawn by the Borrower for the purposes described in paragraph 5.2 below subject to and upon the terms and conditions of the Loan Agreement and that such terms and conditions include delivery of the documents described in Part B of Schedule 3 or, as the case may be, Part C of Schedule 3 of the Loan Agreement in form and substance satisfactory to the Agent and its lawyers in respect of the applicable Approved Ship, Additional Approved Ship or Alternative Ship, as the case may be.

5.2                               The purposes for which the amounts prepaid pursuant to this letter agreement may be re-drawn by the Borrower are in outline as follows (as more particularly set out in the amended and restated Loan Agreement to take effect pursuant to this letter agreement):

(a)                                  to finance a portion of the remaining pre-delivery and delivery contract instalments of the Alternative Ships (ie Sundong hull no. S4005 and Hanjin hull nos. N-219, N-221 and N-222);

(b)                                 to finance all of the remaining pre-delivery and delivery contract instalments of Additional Approved Ship A (ie Jiangnan hull no. H1022A); and

(c)                                  as to the balance available to be drawn (approximately $16 million) for such purpose as RBS may approve (as more particularly set out in the amended and restated Loan Agreement to take effect pursuant to this letter agreement).

6                                         AMENDMENT AND RESTATEMENT

6.1                               The Loan Agreement shall, as at the Effective Date, be amended and restated in the form set out in Appendix B to this letter agreement (on condition that it reflects accurately the provisions of this letter agreement and all previous amendments of, or supplements to, the Loan Agreement, to the extent not inconsistent with, or superceded by, this letter agreement), subject to such minor amendments, including as may be necessary to correct manifest errors, as may be agreed between RBS and the Borrower prior to or after the Effective Date. In the absence of any such minor amendments, the Loan Agreement shall as at and from the Effective Date take effect in the form set out in Appendix B to this letter agreement.

6.2                               For the avoidance of doubt, the amendment and restatement of the Loan Agreement is to give effect to amendments to the Loan Agreement and for ease of reference and shall not constitute a novation of the Borrower’s obligations under the Loan Agreement.

6.3                               The Borrower shall, at the request of RBS, on or after the Effective Date promptly execute an original counterpart of the amended and restated Loan Agreement in the form set out in Appendix B to this letter agreement, subject to such minor amendments as may be agreed between RBS and the Borrower, prior to or after the Effective Date. This paragraph 6.3 is without prejudice to the operation of paragraph 6.1 above but any amended and restated version of the Loan Agreement separately executed pursuant to this paragraph 6.3 shall take precedence over the form attached to this letter agreement as Appendix B.

7                                         CONTINUED EFFECT

7.1                               Save as expressly amended by or pursuant to the terms of this letter agreement, the Finance Documents shall continue in full force and effect and all security constituted by the Finance Documents shall continue to secure the obligations expressed to be secured thereby as such obligations may have been amended and/or supplemented and/or restated by or pursuant to the terms of this letter agreement.

7.2                               With effect from the Effective Date all references in the Finance Documents to the Loan Agreement shall be read and construed as references to the Loan Agreement as supplemented and/or amended and/or restated pursuant to this letter agreement.

8                                         REPRESENTATIONS AND WARRANTIES

8.1                               The Borrower represents and warrants to RBS (in whatever applicable capacity) as follows:

(a)                                  the Borrower and each Owner has the corporate capacity and has taken, or will by the Effective Date have taken, all corporate action and obtained all consents necessary for the execution and delivery of this letter agreement and the implementation of the matters referred to herein;

(b)                                 the execution by the Borrower and each Owner of this letter agreement and the implementation of the matters referred to herein will not involve or lead to a contravention of:

(i)                                     any law or regulation;

(ii)                                  the constitutional documents of the Borrower or any Owner; or

(iii)                               any contractual or other obligation which is binding on the Borrower or any Owner.

8.2                               The representations and warranties contained in paragraph 8.1 above shall be restated as at the Effective Date by reference to the facts and circumstances then applicable.

9                                         REPLACEMENT SECURITY

9.1                               Each Owner shall execute and where applicable register, and the Borrower shall procure that each Owner shall execute and where applicable register, the Replacement Security by not later than the earlier of:

(i)                                     the date falling 60 days after the date of this letter agreement; and

(ii)                                  any date on which the Borrower enters into a comprehensive debt restructuring agreement with its major bank creditors.

In connection with the execution and registration of the Replacement Security the Borrower shall procure that there is delivered to RBS such corporate authorities and legal opinions as RBS shall approve or require.

10                                  MISCELLANEOUS

10.1                        The provisions of clause 29 (Notices) of the Loan Agreement shall apply as if they were expressly incorporated herein.

10.2                        No-one who is not a party to this letter agreement shall have any rights under it by reason of the Contracts (Rights of Third Parties) Act 1999.

10.3                        This letter agreement may be executed in any number of counterparts.

10.4                        If any provision of this letter agreement, or the matters to be implemented pursuant to its terms, is or subsequently becomes void, unenforceable or illegal under any applicable law, that shall not affect the validity, enforceability or legality of the other provisions of this letter agreement, or the matters to be implemented pursuant to its terms.

10.5                        Without prejudice to the provisions of Clause 21 of the Loan Agreement, the Borrower shall on demand pay to RBS the amount of all expenses incurred by RBS in connection with this letter agreement and its implementation in excess of £5,000.

10.6                        This letter agreement, and any non-contractual obligations arising under it, shall be governed by and construed in accordance with English law and the provisions of clause 35 (Law and Jurisdiction) of the Loan Agreement shall apply to this letter agreement as if they were expressly incorporated herein.

10.7                        This letter agreement is agreed to be a Finance Document for all purposes of the Loan Agreement.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance and acknowledgement below.

Yours faithfully

/s/ A. Rodopoulos
A. RODOPOULOS
for and on behalf of
THE ROYAL BANK OF SCOTLAND plc
(in all relevant capacities)

We hereby acknowledge receipt of the above letter, confirm our agreement to the terms of the same and hereby undertake to be bound thereby

/s/ I. Prokopakis	/s/ D. Andritsoyiannis
I. PROKOPAKIS	D. ANDRITSOYIANNIS
for and on behalf of
DANAOS CORPORATION

Date:  14 April 2010

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter agreement and agree in all respects to comply with and implement the applicable provisions of the same and confirm that the Finance Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement (as amended and/or supplemented and/or restated by or pursuant to the terms of the said letter agreement)

/s/ Zoe Lappa	/s/ Zoe Lappa
ZOE LAPPA	ZOE LAPPA
for and on behalf of	for and on behalf of
FEDERAL MARINE INC.	BOXCARRIER (NO. 5) CORP.

/s/ Zoe Lappa	/s/ Zoe Lappa
ZOE LAPPA	ZOE LAPPA
for and on behalf of	for and on behalf of
CELLCONTAINER (NO. 1) CORP.	CELLCONTAINER (NO. 3) CORP.

/s/ Zoe Lappa	/s/ Zoe Lappa
ZOE LAPPA	ZOE LAPPA
for and on behalf of	for and on behalf of
TEUCARRIER (NO. 5) CORP.	MEGACARRIER (NO. 1) CORP.

/s/ Zoe Lappa	/s/ Zoe Lappa
ZOE LAPPA	ZOE LAPPA
for and on behalf of	for and on behalf of
MEGACARRIER (NO. 2) CORP.	MEGACARRIER (NO. 3) CORP.

/s/ Zoe Lappa	/s/ Zoe Lappa
ZOE LAPPA	ZOE LAPPA
for and on behalf of	for and on behalf of
MEGACARRIER (NO. 4) CORP.	MEGACARRIER (NO. 5) CORP

/s/ Zoe Lappa	/s/ Zoe Lappa
ZOE LAPPA	ZOE LAPPA
for and on behalf of	for and on behalf of
CELLCONTAINER (NO. 4) CORP.	SPEEDCARRIER (NO. 7) CORP.

/s/ Zoe Lappa	/s/ Zoe Lappa
ZOE LAPPA	ZOE LAPPA
for and on behalf of	for and on behalf of
CELLCONTAINER (NO. 6) CORP.	SPEEDCARRIER (NO. 6) CORP.

/s/ Zoe Lappa	/s/ Zoe Lappa
ZOE LAPPA	ZOE LAPPA
for and on behalf of	for and on behalf of
SPEEDCARRIER (NO. 8) CORP.	CONTINENT MARINE INC.

Date: 14 April 2010

APPENDIX A

From:	The Royal Bank of Scotland plc

To:	Danaos Corporation
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
Marshall Islands MH 96960

[•] 2010

Supplemental Letter Agreement dated [•] 2010 (the “Letter Agreement”)

We refer to the Letter Agreement. Words and expressions defined in the Letter Agreement have the same meanings when used herein.

This is the Effective Date Certificate and we hereby confirm that the Effective Date is [•] 2010.

Yours faithfully

for and on behalf of
THE ROYAL BANK OF SCOTLAND plc

APPENDIX B

[Amended and Restated Loan Agreement]